As filed with the Securities and Exchange Commission on June 16, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

General Motors Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0756180 (I.R.S. Employer Identification No.)

300 Renaissance Center
Detroit, Michigan 48265-3000
(313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GENERAL MOTORS COMPANY 2014 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Thomas S. Timko
Vice President, Controller and Chief Accounting Officer
General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
(313) 556-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________
Copies to:
Robert C. Shrosbree, Esq.
General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
(313) 556-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common stock, par value $0.01 per share	60,000,000 (2)	$36.585	$2,195,100,000	$282,728.88

(1)
The number of shares being registered includes shares of Common Stock of the Company to be offered or sold to participants pursuant to the General Motors 2014 Long-Term Incentive Plan, including but not limited to stock awards, stock options, restricted stock units, and other stock-based awards. The aggregate amount of common stock that may be granted under the General Motors 2014 Long-Term Incentive Plan is 60,000,000 shares. The General Motors 2014 Long-Term Incentive Plan provides that the aggregate number of shares of common stock that may be granted under the General Motors 2014 Long-Term Incentive Plan may not exceed 60,000,000 shares subject to note (2) below.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (“Securities Act”) this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the General Motors 2014 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act on the basis of the average of the high and low price per share of the Registrant’s common stock on June 9, 2014, as reported on the New York Stock Exchange.

(4)
A portion of the registration fee has been previously paid. Prior to the filing of this registration statement, $1,302,759,863 aggregate principal amount of securities remained registered and unsold, pursuant to the Registration Statement No. 333-175068, which was initially filed by the registrant on June 22, 2011. Pursuant to Rule 457(p), the applicable portion of the registration fee of $151,250.42 associated with such unsold securities has been offset against the registration fee of $282,728.88 associated with the securities to be registered under this registration statement and such unsold securities are hereby deregistered.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Certain Documents by Reference

General Motors Company (“Company” or the “Registrant” or “we” or “General Motors”) hereby incorporates into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

GM SEC Filings (File No. 1-34960)	Period
Annual Report on Form 10-K	Year ended December 31, 2013, as filed with the SEC on February 6, 2014
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, as filed with the SEC on April 24, 2014
Current Reports on Form 8-K
Dates filed: January 7, 2014, January 15, 2014 (2 filed Forms 8-K), January 17, 2014, February 4, 2014, March 4, 2014, March 13, 2014, April 3, 2014, April 21, 2014, May 5, 2014, May 15, 2014, May 20, 2014 (2 Forms 8-K), June 5, 2014 (2 filed Forms 8-K), June 12, 2014 and June 16, 2014

The description of the common stock set forth in our registration statement on Form 8-A filed November 10, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the Company by Robert C. Shrosbree, Attorney, Legal Staff of the Company. Robert C. Shrosbree owns common stock of the Company and is eligible to participate in the 2014 Long-Term Incentive Plan.

Item 6. Indemnification of Officers and Directors

Under Section 145 of the Delaware Corporation Law, General Motors is empowered to indemnify its directors and officers as provided therein.
General Motors’ Certificate of Incorporation, as amended, provides that no director shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
Under Article V of its Bylaws, General Motors shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the Bylaws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of General Motors’ Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at General Motors’ expense insurance: (a) to reimburse General Motors for any obligation which it incurs under the provisions of Article V of the Bylaws as a result of the indemnification of past, present or future directors, officers, employees, agents and any persons who have served in the past, are now serving or in the future will serve at the request of General Motors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and (b) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of Article V of the Bylaws, whether or not General Motors would have the power to indemnify such persons against such liability under Article V of the Bylaws or under applicable law.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits.
A list of exhibits filed with this registration statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.
Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant and the Plans will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Detroit, Michigan, on June 16, 2014.

General Motors Company
By:	/s/ MARY T. BARRA
Mary T. Barra Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MARY T. BARRA	Chief Executive Officer (Principal Executive Officer) and Director	June 16, 2014
Mary T. Barra
/s/ CHARLES K. STEVENS III	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	June 16, 2014
Charles K. Stevens III
/s/ THOMAS S. TIMKO	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 16, 2014
Thomas S. Timko
*	Chairman of the Board	June 16, 2014
Theodore M. Solso
*	Director	June 16, 2014
Erroll B. Davis, Jr.
*	Director	June 16, 2014
Stephen J. Girsky
*	Director	June 16, 2014
E. Neville Isdell
*	Director	June 16, 2014
Kathryn V. Marinello
*	Director	June 16, 2014
Admiral Michael G. Mullen, USN (ret.)
*	Director	June 16, 2014
James J. Mulva
*	Director	June 16, 2014
Patricia F. Russo
*	Director	June 16, 2014
Thomas M. Schoewe
*	Director	June 16, 2014
Carol M. Stephenson

* The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.

By:	/s/ ROBERT C. SHROSBREE
Robert C. Shrosbree Attorney-in Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	General Motors 2014 Long-Term Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of General Motors Company filed June 12, 2014
5.1	Opinion and Consent of Robert C. Shrosbree, Esq.*
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP *
23.3	Consent of Robert C. Shrosbree, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney for directors of GM*
___________
*Filed herewith